Exhibit 10.4
SUCCESS BONUS AGREEMENT
This Success Bonus Agreement (this “Agreement”), dated as of April 20, 2011 (the “Effective Date”), is by and between J. McNamara Curtis (the “Executive”) and Vangent, Inc. (the “Company”) (each a “Party,” and collectively, the “Parties”).
WHEREAS, the Executive is currently employed by the Company;
WHEREAS, the Company is currently exploring potential strategic alternatives, which may involve one or more transactions that could result in a Change of Control (as defined below) (a “Transaction”) pursuant to a definitive transaction agreement (a “Transaction Agreement”);
WHEREAS, the continuing efforts of the Executive are necessary to the successful performance of the ongoing operations of the Company and its subsidiaries and, should the Board of Directors of the Company (the “Board”) authorize the Company to enter into any such Transaction, would be necessary to the successful negotiation and execution of a Transaction Agreement and consummation of the transactions contemplated by any such Transaction Agreement (the “Closing”); and
WHEREAS, as an inducement to the Executive to remain employed by the Company through the Closing of any Transaction, the Company has determined that, subject to and effective upon the Closing occurring with respect to such Transaction, the Executive shall be entitled to receive a success bonus on the terms and conditions described herein.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
1. Success Bonus.
(a) The Executive shall be eligible to receive a success bonus in cash equal to $2,500,000.00, less applicable withholdings and deductions as required by law (the “Success Bonus”). The Success Bonus shall be subject to (i) the Executive actively supporting and working towards the execution of a Transaction Agreement and the completion of all of the requirements necessary to consummate the Transaction, as reasonably determined by the Board, prior to the Closing, (ii) the Executive continuing to be employed in good standing by the Company from the Effective Date through the Closing (except as set forth in Section 1(c)) (iii) the Executive executing and delivering the release described below in Section 2 eight (8) days prior to the Closing, which shall in no event be less than twenty-one (21) days after Executive receives this Agreement, and Executive not revoking the release; (iv) Executive complying with all of the terms of this Agreement; and (v) the Closing of a Transaction occurring on or prior to the first anniversary of the Effective Date (the “Outside Closing Date”). If all of the foregoing conditions are satisfied, the Success Bonus shall be paid to the Executive within ten (10) days following the Closing (the “Payment Date”).

(b) If the Executive’s employment terminates for any reason prior to the Closing (other than the Executive’s death or disability as described in Section 1(c) below), this Agreement shall be null and void and have no further force and effect and the Executive shall have no rights hereunder.
(c) Notwithstanding the above, if Executive’s employment is terminated due to his death or Complete Disability prior to the Closing, the Company shall pay to Executive (or his heirs or legal representative) on the Payment Date, the Success Bonus described in Section 1(a), provided that the Closing contemplated by any Transaction Agreement occurs on or prior to the Outside Closing Date. “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering executives of the Company then in force. In the event the Company has no policy of disability income insurance covering executives of the Company in force when Executive becomes disabled, the term “Complete Disability” shall mean the inability of Executive to perform Executive’s duties for the Company by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.
For the purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Amended and Restated Limited Liability Company Operating Agreement of Vangent Holding LLC, dated as of February 14, 2007, as amended.
2. Release. As a condition of receipt by the Executive of the Success Bonus hereunder, the executive shall execute a release substantially in the form attached hereto as Exhibit A (“Release”). In the event that the Executive does not execute such a release prior to the Closing, or, if the Executive revokes such Release within the revocation period provided in such Release, which shall be a period of seven days after the Executive’s execution of the Release, no Success Bonus shall be payable under this Agreement to the Executive.
3. COBRA. In the event that the Executive’s employment is terminated by the Company without Cause, or if the Executive resigns from such employment for Good Reason (the “Separation Date”), within the twelve (12) month period following the Closing, group health insurance coverage (including dental and vision insurance benefits) shall continue through the end of the month following Executive’s last day of employment, and, effective with the end of coverage, Executive will be eligible for continued medical coverage (including dental and vision insurance benefits) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA’) for a period of eighteen (18) months. In the event of such termination or resignation, if the Executive elects medical coverage under COBRA, the Company will pay, beginning forty-five days following the Separation Date, provided the Executive executes and delivers within thirty (30) days following the date of such resignation or termination, to the Company a valid release agreement substantially in the form attached as Exhibit A, and provided the Executive does not revoked such Release within the 30 day period, the standard employer’s portion of the premium (76%), in which case Executive will pay the remaining portion (24%). The Executive will make premium payments for COBRA directly to the COBRA administrator. Information about COBRA benefits and costs will be mailed from the Company’s COBRA Administrator to Executive’s address on record within two weeks of Executive’s Separation Date.

For purposes of this Letter Agreement, (A) “Cause” means the occurrence of any of the following: (i) the willful engagement by Executive in conduct that causes material harm to the Company, whether such harm is monetary or otherwise; (ii) the Executive’s conviction or indictment for a felony; (iii) the Executive’s willful malfeasance or willful misconduct in connection with the Executive’s duties which is not cured, if curable, within thirty (30) days of Executive’s receipt of written notice; (iv) Executive’s failure to comply with a material provision of any of the Company’s policies or procedures which is not cured, if curable, within thirty (30) days of Executive’s receipt of written notice; or (v) Executive’s breach of any covenant set forth in Sections 4-7 of this Agreement which is not cured, if curable, within thirty (30) days of Executive’s receipt of written notice; and (B) “Good Reason” means the occurrence of any of the following (i) relocation of Executive’s primary place of employment (defined as where Executive work at least an average of 3 days per week in the course of a calendar year) more than 35 miles from Executive’s primary place of employment at the time of execution of this Agreement without Executive’s consent, (ii) any reduction in Executive’s current base salary or target incentive compensation, unless such reduction is part of an across-the-board reduction of senior management salaries, or (iii) a material diminution or change in Executive’s job duties or responsibilities as they existed at the time of execution of this Agreement, provided, that, the Company shall have thirty (30) days after receipt of notice from Executive in writing specifying the deficiency that would result in Good Reason to cure such deficiency.
4. Confidentiality. Except as required by law or an order of a court or governmental agency with jurisdiction (provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempt by the Company to obtain a protective order or similar treatment), the Executive shall not, during the period he is employed by the Company and for anytime thereafter, disclose Confidential Information (as defined below) to any person or entity for any reason or purpose whatsoever. Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. All such Confidential Information shall remain the exclusive property of the Company. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning the Company’s business or operations, plans, strategies, prospects or objectives; its sales, services, support and marketing plans, practices and operations; the prices, costs and details of its services or prospective services; the financial condition and results of its operations; information received from third parties under confidential conditions; the Company’s personnel and compensation policies; and means of gaining access to the Company’s computer data systems and related information. “Confidential Information” shall not include general knowledge based on Executive’s experience in the industry, information generally known in the industry, or information that is or becomes generally available to the public other than as a result of prohibited disclosure by the Executive.

5. Non-Solicitation. From the date of execution of this Agreement, and for a period of twelve (12) months following the Closing (the “Restricted Period”), the Executive shall not directly or indirectly (a) solicit or attempt to solicit or induce, (x) any party who is a customer of the Company or its subsidiaries, who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who is a prospective customer that has been identified and targeted by the Company or its subsidiaries as of the date the Executive’s employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries (provided that if the Executive intends to solicit any such party for any other purpose, he shall notify the Company of such intention), or (y) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (b) solicit or attempt to solicit any employee of the Company or any of its subsidiaries (a “Current Employee”) or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) to terminate such employee’s employment relationship with the Company or its subsidiaries in order, in either case, to enter into a similar relationship with Executive, or any other person or any entity or hire any Current Employee or Former Employee.
6. Non-Competition. During the Restricted Period, the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that is engaged in the government services business that is competing for Major Contracts (as defined below) held by the Company or its affiliates or are being bid on, at the time of the Executive’s termination of employment. Major Contracts shall mean any contract with potential revenue of not less than $25 million per year. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).
7. Non-Disparagement. The Executive agrees that he will not at any time (whether during or after the termination of his employment with the Company for any reason) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parent, subsidiaries and affiliates and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. The Company agrees to instruct its executive officers and directors to refrain from publishing or communicating to any person or entity any Disparaging remarks, comments or statements concerning the Executive at any time, provided that, nothing in this Section 7 shall prevent the Company from (a) responding in a truthful manner to inquiries regarding Executive’s employment or the termination thereof, from investors, regulators, the Company’s auditors or insurers, or as otherwise may be required by applicable law, rules or regulations, or (b) disclosing information concerning the Executive or the termination of Executive’s employment to officers of the Company or its affiliates who, at the discretion of the Company, should know such information. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

8. Confidentiality of Agreement. The Executive agrees that the terms and conditions of this Agreement are confidential and that the Executive will not disclose the terms and conditions of this Agreement to any third parties, provided however, that the Executive may disclose the terms and conditions of this Agreement (a) to Executive’s spouse, attorney, or accountant, if Executive instructs such persons not to disclose the terms and conditions of this Agreement to any third party, and (b) as required by law or as may be necessary to enforce this Agreement or to comply with the terms.
9. Employment Relationship. Nothing in this Agreement is intended to modify the at-will employment relationship between the Company and the Executive. Either the Company or the Executive may terminate the employment relationship at any time, with or without notice, for any reason or no reason.
10. Entire Agreement. This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
11. Waiver and Amendments. This Agreement may be amended, modified, superseded, or canceled, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
12. Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York and the Parties irrevocably consent to such personal jurisdiction and waive all objections thereto, but do so only for the purposes of this Agreement.
13. Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
15. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
17. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A.
18. Tax Withholding. The Company shall have the right to deduct from any payment due under this Agreement, any applicable withholding taxes or other deductions required by law to be withheld with respect to such payment and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.
19. Termination of Agreement. Notwithstanding anything to the contrary herein, if either (a) the Closing fails to be consummated by the Outside Closing Date or (b) the Executive’s employment terminates for any reason prior to the Closing (except due to the Executive’s death or Complete Disability), then this Agreement shall automatically terminate without any further action by the Parties hereto and this Agreement shall be null and void and have no further force and effect.
20. Shareholder Approval. The payment of the Success Bonus shall be subject to shareholder approval pursuant to Section 280G of the Code (“Shareholder Approval”). If Shareholder Approval is not obtained prior to the Closing, the Executive shall not be entitled to the Success Bonus and this Agreement shall be null and void and have no further force and effect.
[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

VANGENT, INC.		EXECUTIVE

By:	/s/ Robert B. McKeon Name: R.B. McKeon	/s/ John M. Curtis J. McNamara Curtis
Title: Chairman
Signature Page to Success Bonus Agreement

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
In consideration of the payments and other benefits set forth in the Success Bonus Agreement dated                      (the “Success Bonus Agreement”), to which this form is attached, I, J. McNamara Curtis, hereby furnish Vangent Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).
I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns affiliates and benefit plans, all of their past and present officers, directors, agents, and insurers, in all capacities, including individually (all of which organizations and persons are hereinafter collectively identified as the “Company Parties”), from any and all claims, demands, actions, indemnities, liabilities, or obligations of whatever kind and nature, which I may have had, may now have, or may hereafter claim to have through the date this Release and Waiver is executed, whether known or unknown, contingent or otherwise, at law or in equity, including, without limitation, any claims relating to my employment and the termination of my employment, all compensation and benefits relating to my employment (including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation); any claim of discrimination based on my race, color, religion, sex, national origin, or disability, if any; any claim that the Company Parties have violated any federal, state or local statute, regulation, or ordinance with respect to my employment or the cessation thereof, including, without limitation, the Age discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., and any claim that the Company Parties have breached any oral, written, express, or implied employment agreement; any claim that the Company Parties have intentionally or negligently inflicted emotional distress, mental anguish or humiliation on me; any claim of the breach of any implied covenant of good faith and fair dealing; any claim of damages, monetary or other personal relief, and/or attorney’s fees in any administrative and/or judicial proceeding initiated by me, by any third party on my behalf, or by any governmental authority prior to or following my execution of this Release and Waiver; any claim of libel, slander and/or defamation of character; any retaliation, “whistleblower,” or public policy claim; and any other claim of whatever kind not specifically identified in this Release and Waiver; provided, however, that this release does not extend to and will not release the Company from any of its obligations under the Success Bonus Agreement.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an Executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney, at my expense, prior to executing this Release and Waiver (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I am entitled to revoke my consent to this Release and Waiver within seven (7) days following the execution of this Release by delivering written revocation notice to Vangent, Inc. 4250 N. Fairfax Drive, Suite 1200, Arlington, VA. 22203 Attention: Chairman of the Board of Directors and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired. If I timely revoke this Release and Waiver after signing it, this Release and Wavier will become null and void and the Company will have no obligation to pay the Success Bonus (as defined in the Success Bonus Agreement).

By:	J. McNamara Curtis